EXHIBIT 99.3

ELECTION FORM

to be completed and submitted in connection with

PORTER BANCORP, INC.’s

Offer to Exchange

Each Outstanding Share of Common Stock of

CITIZENS FIRST CORPORATION

for,

at the election of the shareholder,

$9.00 in cash

or

0.5686 shares of Common Stock of Porter Bancorp, Inc.,

or

$4.50 in cash and 0.2843 shares of Common Stock of Porter Bancorp, Inc.

To make a valid election as to the consideration you will receive in exchange for your Citizens First Corporation common shares you must complete and sign this election form and submit it to depositary at the address listed below. Election forms must be received by the depositary prior to the Expiration Date of the Offer, as set forth below, to be deemed valid. The method of delivery of the election form is at your election and risk; however we recommend you deliver your election form in person, by overnight courier or by registered mail, with return receipt requested, and along with all other documents required for a valid tender of your Citizens First Corporation common shares as set forth in the prospectus/offer to exchange and the letter of transmittal.

THE OFFER TO EXCHANGE WILL EXPIRE AT 5 P.M., EASTERN TIME,

ON WEDNESDAY, DECEMBER 22, 2009

THE DEPOSITARY (AS DEFINED BELOW) MUST RECEIVE YOUR ELECTION

MATERIALS AT THE ADDRESS SPECIFIED ABOVE NO LATER THAN THIS TIME

The Depositary for the Offer is:

Continental Stock Transfer and Trust Company

By Mail, Overnight Courier or Hand Delivery:

Continental Stock Transfer and

Trust Company

17 Battery Place – 8 th Floor

New York, NY 10004

By Facsimile Transmission:

(for eligible institutions only)

(212) 616-7610

Confirm Facsimile By Telephone:

(212) 509-4000

Description of shares subject to this Election Form

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s))	Certificate No(s)	Number of Shares*

Porter Bancorp, Inc. (“Porter”), a Kentucky corporation, is offering, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange (the “Prospectus”) and in the accompanying letter of transmittal (the “Letter of Transmittal”, and, together with the Prospectus and any amendments or supplements thereto, the “Offer”) to exchange each of the issued and outstanding shares of common stock (“CZFC common shares”), of Citizens First Corporation, a Kentucky corporation (“CZFC”), for $9.00. Each holder of CZFC common shares, by making an election on this election form (“Election Form”) may choose to receive this amount in one of the following three forms: $9.00 in cash for each CZFC common share tendered; or 0.5686 shares of the common stock of Porter (“Porter common shares”) for each CZFC common share tendered; or $4.50 in cash and 0.2843 Porter common shares for each CZFC common share tendered. If you elect on this Election Form to receive any Porter common shares in exchange for your CZFC common shares, you will receive cash in lieu of any fractional Porter common shares to which you may otherwise be entitled. If you properly submit all required documents for a valid tender of CZFC common shares, but fail to submit a completed election form by the expiration date, then you will be deemed as having elected to receive 0.5686 Porter common shares in exchange for each CZFC common share you tender.

Please also provide the information indicated above on the table entitled “Description of Shares Subject to this Election Form,” which should be identical to the CZFC common shares you are tendering pursuant to the Letter of Transmittal and the tender procedures set forth in the section of the Prospectus entitled (“The Exchange Offer—Procedure for Tendering”).

This election governs the consideration that you, as a holder of CZFC common shares, will receive if you choose to tender your CZFC common shares. This election may also affect the income tax treatment of the consideration that you receive. Each holder of CZFC common shares is urged to consult his or her own tax advisor regarding the tax consequences of this election to him or her prior to tendering his or her CZFC common shares.

*	Please note that if you do not specific a number of shares, it will be assumed that you are tendering all CZFC common shares covered by the designated share certificate.

Complete the box below to make an election.

ELECTION

I hereby elect to receive the following as consideration for my CZFC common shares described in this Election Form: (check only one box)

☐	STOCK ELECTION—Each CZFC common share converted into 0.5686 Porter common shares (subject to the limitations, requirements and conditions set forth in the prospectus/offer to exchange). No fractional Porter common shares will be issued in connection with your election. Instead, cash will be paid in lieu of any fractional Porter common shares to which you would otherwise be entitled.

☐	CASH ELECTION—Each CZFC common share converted into a cash payment per share equal to $9.00 (subject to the limitations, requirements and conditions set forth in the prospectus/offer to exchange).

☐	MIXED ELECTION—Each CZFC common share converted into $4.50 and 0.2843 Porter common shares (subject to the limitations, requirements and conditions set forth in the prospectus/offer to exchange). No fractional Porter common shares will be issued in connection with your election. Instead, cash will be paid in lieu of any fractional Porter common shares to which you would otherwise be entitled.

A complete description of the Offer and of the election procedures is included in the Prospectus. Please read the Prospectus carefully.

CONDITIONS AND LIMITATIONS

Each election is subject to the terms, conditions and limitations that have been set forth in the Prospectus and the instructions and terms herein. Extra copies of this Election Form or of the Prospectus may be requested from the information agent for the offer, J.J.B. Hilliard, W.L. Lyons, LLC (the “Information Agent”) by calling (800) 444-1854. By filing this Election Form with the depositary, you are acknowledging that you have received the Prospectus.

TO BE EFFECTIVE, THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED

BY THE DEPOSITARY AT THE ADDRESS ABOVE PRIOR TO THE EXPIRATION DATE

(AS SET FORTH IN THE SECTION OF THE PROSPECTUS ENTITLED “THE EXCHANGE

OFFER—EXPIRATION DATE OF THE OFFER.”)

The Election Form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary capacity who are not identified as the record shareholders in CZFC’s corporate books must be accompanied by proper evidence of the signer’s authority to act.

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Title, if any
Date:	Daytime Phone No.:

INSTRUCTIONS

(Please read carefully the instructions below)

1. EXPIRATION DATE:  For any election contained herein to be considered, this Election Form, properly completed and signed, MUST BE RECEIVED BY THE DEPOSITARY AT THE ADDRESS ON THE FRONT OF THIS ELECTION FORM NO LATER THAN 5:00 P.M., EASTERN TIME, ON WEDNESDAY, DECEMBER 22, 2009. Porter, in its sole reasonable discretion, will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed. Any good faith decision by Porter regarding such matters will be binding and conclusive. Porter will not be under any obligation to notify any person of any defect in an Election Form.

2. YOUR ELECTION:  Mark only one box under the heading “Election” on the Election Form. By completing the Election Form, you are electing (1) to have each of your CZFC common shares converted into the right to receive 0.5686 Porter common shares (a “Stock Election”), OR (2) to have each of your CZFC common shares converted into the right to receive an amount in cash per share equal to $9.00, (a “Cash Election”), OR (3) to have each of your CZFC common shares converted into the right to receive an amount in cash per share equal to $4.50 and the right to receive 0.2843 Porter common shares (a “Mixed Election”).

3. REVOCATION OR CHANGE OF ELECTION:  Any Election Form may be revoked or changed by submitting a later-dated and properly completed Election Form to the depositary, but to be effective such notice must be received by the depositary at or before to the Expiration Date. Porter will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. If you revoke an Election Form but do not properly make a new election and submit a new Election Form prior to the Expiration Date, you will be deemed to have made an election to receive 0.5686 Porter common shares for each CZFC common share tendered.

Any good faith decision by Porter regarding such matters will be binding and conclusive. Neither, Porter, the depositary, the Information Agent, nor any other person or entity will be under any obligation to notify any person of any defect in an Election Form.

4. METHOD OF DELIVERY:  The Election Form must be delivered to the depositary. DO NOT SEND THE ELECTION FORM TO CZFC OR TO PORTER. Delivery will be deemed effective only when received by the depositary at the address specified in this Election Form. The method of delivery of the Election Form is at your election and at your risk. We recommend you deliver your Election Form in person or by overnight courier or by registered mail, with return receipt requested.

5. FAILURE TO SUBMIT ELECTION FORM:  If you tender your CZFC common shares by submitting to the depositary a letter of transmittal or otherwise complying with the requirements for a valid tender set forth in the section of the Prospectus entitled “The Exchange Offer—Procedure for Tendering” and in the Letter of Transmittal, but you fail to submit this Election Form to the depositary prior to the Expiration Date, you will be treated as though you have elected to receive 0.5686 Porter common shares in exchange for each share of CZFC common stock tendered.

6. FAILURE TO ADEQUATELY TENDER:  Proper completion and submission of this Election Form does not satisfy, and is not a substitute for, the requirements for a valid tender of your CZFC common shares pursuant to this Offer. The requirements for a valid tender are set forth in the section of the Prospectus entitled “The Exchange Offer—Procedure for Tender” and in the Letter of Transmittal.

7. INADEQUATE SPACE:  If the space provided in this form is inadequate, the stock certificate numbers and the numbers of CZFC common shares represented by those certificates should be listed on additional sheets and attached to this form.

8. MISCELLANEOUS:  Neither Porter, the depositary, the Information Agent, nor any other person is under any duty to give notification of defects in any Election Form and neither Porter, the depositary, the Information Agent nor any other person shall incur any liability for failure to give such notification. Porter will have the reasonable discretion to disregard immaterial defects in Forms of Election. If Porter or its designee reasonably determines that any election was not properly or timely made, such purported election will be deemed to be of no force and effect. Any good faith decision by Porter regarding such matters will be binding and conclusive.